Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT
dated as of May 4, 2017,
but effective as of May 1, 2017
by and among
SHELL PIPELINE COMPANY LP,
SHELL GOM PIPELINE COMPANY LLC,
SHELL CHEMICAL LP,
SHELL MIDSTREAM PARTNERS, L.P.,
SHELL MIDSTREAM OPERATING LLC,
PECTEN MIDSTREAM LLC,
And
SAND DOLLAR PIPELINE LLC

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    2
Section 1.1    Definitions    2
Section 1.2    Construction    11
ARTICLE II PURCHASE AND SALE AND CLOSING    11
Section 2.1    Purchase and Sale    11
Section 2.2    Consideration    11
Section 2.3    Closing    11
Section 2.4    Custody Transfer    15
Section 2.5    Proceeds From and Costs of Operations    15
Section 2.6    Assumption of Obligations Relating to the Assets    15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS    16
Section 3.1    Organization    16
Section 3.2    Authority and Approval    16
Section 3.3    No Conflict; Consents    17
Section 3.4    Title to the Assets    17
Section 3.5    Litigation; Laws and Regulations    19
Section 3.6    No Adverse Changes    20
Section 3.7    Taxes    20
Section 3.8    Environmental Matters    20
Section 3.9    Licenses; Permits    21
Section 3.10    Material Contracts    23
Section 3.11    Insurance    24
Section 3.12    Brokerage Arrangements    25
Section 3.13    Books and Records    25
Section 3.14    Regulatory Matters    25
Section 3.15    Management Projections and Budget    25
Section 3.16    Disclaimer of Warranties    25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS    26
Section 4.1    Organization and Existence    26
Section 4.2    Authority and Approval    26
Section 4.3    No Conflict; Consents    27
Section 4.4    Brokerage Arrangements    27
Section 4.5    Litigation    28
ARTICLE V ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS    28

i

Section 5.1    Operation of the Assets    28
Section 5.2    Conversion of Convent RG Pipeline    30
Section 5.3    Non-conveyed Interests    30
Section 5.4    NBR Line Lease Termination    31
Section 5.5    Joint Tariff- Pecten and SPLC    32
ARTICLE VI TAX MATTERS    32
Section 6.1    Liability for Taxes    32
Section 6.2    Cooperation    33
Section 6.3    Transfer Taxes    33
Section 6.4    Allocation of Consideration    33
Section 6.5    Conflict    33
ARTICLE VII CONDITIONS TO CLOSING    34
Section 7.1    Conditions to the Obligations of the Purchasers    34
Section 7.2    Conditions to the Obligations of the Sellers    35
ARTICLE VIII INDEMNIFICATION    36
Section 8.1    Indemnification of SHLX and the Purchasers    36
Section 8.2    Indemnification of the Sellers    36
Section 8.3    Survival    36
Section 8.4    Indemnification Procedures    37
Section 8.5    Direct Claim    38
Section 8.6    Limitations on Indemnification    38
Section 8.7    Sole Remedy    39
ARTICLE IX MISCELLANEOUS    40
Section 9.1    Acknowledgements    40
Section 9.2    Cooperation; Further Assurances    40
Section 9.3    Expenses    40
Section 9.4    Notices    40
Section 9.5    Arbitration    41
Section 9.6    Governing Law    42
Section 9.7    Public Statements    42
Section 9.8    Entire Agreement; Amendments and Waivers    43
Section 9.9    Conflicting Provisions    43
Section 9.10    Binding Effect and Assignment    43
Section 9.11    Severability    43
Section 9.12    Interpretation    44
Section 9.13    Headings and Disclosure Letter    44
Section 9.14    Multiple Counterparts    44
Section 9.15    Action by SHLX    44

ii

EXHIBITS

Exhibit A    Delta Pipeline System
Exhibit B    Na Kika Pipeline System
Exhibit C    NBR Line
Exhibit D    RG Pipelines

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made as of May 4, 2017, but effective as of May 1, 2017, by and among Shell Pipeline Company LP, a Delaware limited partnership (“SPLC”), Shell GOM Pipeline Company LLC, a Delaware limited liability company (“GOM”), Shell Chemical LP, a Delaware limited partnership (“Shell Chemical”), Shell Midstream Partners, L.P., a Delaware limited partnership (“SHLX”), Shell Midstream Operating LLC, a Delaware limited liability company that is wholly owned by SHLX (“Operating”), Pecten Midstream LLC, a Delaware limited liability company that is wholly owned by Operating (“Pecten”), and Sand Dollar Pipeline LLC, a Delaware limited liability company that is wholly owned by Operating (“Sand Dollar”).
RECITALS
WHEREAS, SPLC owns the Delta Assets (as defined in Section 1.1), and GOM owns the Na Kika Assets (as defined in Section 1.1);
WHEREAS, Shell Chemical owns the RGP Assets (as defined in Section 1.1), and SPLC owns the NBR Line Assets (as defined in Section 1.1);
WHEREAS, SPLC and GOM desire to sell to SHLX or to Pecten as its designee, and SHLX desires to accept and acquire or to cause Pecten to accept and acquire, SPLC’s and GOM’s respective interests in the Delta Assets and the Na Kika Assets;
WHEREAS, Shell Chemical and SPLC desire to sell to SHLX or to Sand Dollar as its designee, and SHLX desires to accept and acquire or to cause Sand Dollar to accept and acquire, Shell Chemical’s and SPLC’s respective interests in the RGP Assets and the NBR Line Assets;
WHEREAS, the Delta Assets, the Na Kika Assets, the RGP Assets, and the NBR Line Assets shall be collectively referred to herein as the “Assets”;
WHEREAS, the above referenced purchases and sales of the Assets shall be in accordance with the terms of this Agreement and shall collectively be referred to herein as the “Transaction”; and
WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of Shell Midstream Partners GP LLC, the general partner of SHLX (the “General Partner”), has previously (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the consideration to be paid by SHLX pursuant to the Transaction is fair, from a financial point of view, to SHLX and its unitholders, other than the General Partner, Shell Midstream LP Holdings LLC and their respective Affiliates, and (ii) based on the belief of the members of the Conflicts Committee that the consummation of the Transaction on the terms and conditions set forth in this Agreement would not be adverse to the best interests of the Partnership Group (as defined in the First Amended and Restated Agreement of Limited Partnership of SHLX dated as of November 3, 2014 (the “Partnership Agreement”)), unanimously approved the Transaction, such approval constituting “Special Approval” for purposes of the Partnership Agreement, and unanimously recommended that the Board of Directors approve the Transaction and (b) subsequently, the Board of Directors has approved the Transaction.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
Article I
DEFINITIONS

Section 1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“Affiliate,” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that such term when used (a) with respect to SPLC, GOM, or Shell Chemical, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with SPLC, GOM, or Shell Chemical, excluding SHLX, the General Partner, Operating and its subsidiaries and equity interests, and (b) with respect to SHLX, the term “Affiliate” shall mean only the General Partner, Operating and Operating’s subsidiaries (including Pecten and Sand Dollar) and equity interests. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreement” has the meaning ascribed to such term in the preamble.
“Applicable Law” means any law (including common law) or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any Seller or Purchaser, or the Assets.
“Applicable Production” has the meaning ascribed to such term in Section 5.5.
“Assets” has the meaning ascribed to such term in the recitals.
“Assignment Agreements” means: (i) the bill of sale and assignment agreement among SPLC, GOM, and Pecten, dated as of the Closing Date, conveying SPLC and GOM’s respective interests in the Delta Assets and Na Kika Assets, except for the Delta Rights-of-Way and Leases and the Na Kika Rights-of-Way (the “Delta/Na Kika Bill of Sale and Assignment”); (ii) subject to Section 5.3, the assignments of rights-of-way and leases among SPLC, GOM, and Pecten, dated as of the Closing Date, conveying SPLC and GOM’s respective interests in the Delta Rights-of-Way and Leases and the Na Kika Rights-of-Way (the “Delta/Na Kika Assignments of Rights-of-Way and Leases”); (iii) the bill of sale and assignment agreement among SPLC, Shell Chemical, and Sand Dollar, dated as of the Closing Date, conveying Shell Chemical and SPLC’s respective interests in the RGP Assets and NBR Line Assets, except for the RGP Rights-of-Way and the NBR Line Rights-of-Way (the “RGP Bill of Sale and Assignment”); and (iv) subject to Section 5.3, the assignments of rights-of-way among SPLC, Shell Chemical, and Sand Dollar dated as of the Closing Date and conveying Shell Chemical and SPLC’s respective interests in the RGP Rights-of-Way and the NBR Line Rights-of-Way (the “RGP Assignments of Rights-of-Way”), each in a form to be mutually agreed upon by the applicable parties.
“Board of Directors” has the meaning ascribed to such term in the recitals.
“Business Day” means any day except a Saturday, a Sunday and any day in which in Houston, Texas, United States shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
“Ceiling Amount” has the meaning ascribed to such term in Section 8.6(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Closing” has the meaning ascribed to such term in Section 2.3.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Conflicts Committee” has the meaning ascribed to such term in the recitals.

“Connection Agreements” (each a “Connection Agreement”) means: (i) the connection agreement to be executed by Sand Dollar and Shell Chemical, to be effective at the Effective Time, with respect to each connection between a RG Pipeline and another Shell Chemical asset that is not part of the Assets, and (ii) the connection agreement to be executed by Pecten and SPLC, to be effective at the Effective Time, with respect to each connection between the Delta Pipeline and another SPLC asset that is not part of the Assets, each in a form to be mutually agreed upon by the applicable parties.
“Consideration” means Six Hundred Thirty Million United States Dollars ($630,000,000).
“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Convent Refinery” means the Shell refinery in Convent, Louisiana.
“Convent RG Pipeline” means the RG Pipeline that extends from an interconnection with the Convent Refinery to Sorrento and Garyville in Louisiana and which system is more particularly described on Exhibit D-5.
“Crude Oil Inventory” has the meaning ascribed to such term in Section 2.4(a).
“Damages” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
“Deductible Amount” has the meaning ascribed to such term in Section 8.6(a).
“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.
“Delta Assets” means: (i) the Delta Pipeline System; (ii) the Delta Contracts; (iii) the Delta Rights-of-Way and Leases; (iv) the books and records of SPLC and its Affiliates to the extent relating to the Delta Pipeline System and required for the operation or management thereof; and (v) rights, benefits, claims, causes of action, and choses in action relating to the Delta Pipeline System, in each case effective and/or owned or held by SPLC as of the Closing Date.
“Delta Contracts” means those contracts, agreements, and permits set forth on Section 1.1 of the Disclosure Letter under the heading “Delta.”
“Delta Pipeline System” means the crude oil trunk line system commonly known as the “Delta Pipeline,” which is comprised of approximately 126 miles of pipeline in the eastern Gulf of Mexico that connects various offshore production facilities, an offshore transportation platform more commonly known as MP-69P, and a station more commonly known as MP-69A, and is more particularly described on Exhibit A attached hereto and made a part hereof, and any additions or modifications made thereto prior to the Closing, together with any and all pipe, tanks, pumps, motors, valves, fittings, miscellaneous equipment, personal property, improvements, fixtures, structures, facilities, and buildings associated therewith.
“Delta Rights-of-Way and Leases” means those rights-of-way, easements, servitudes, leases, and similar rights set forth on Section 1.1 of the Disclosure Letter under the heading “Delta.”
“Direct Claim” has the meaning ascribed to such term in Section 8.5.
“Disclosure Letter” has the meaning ascribed to such term in Article III.
“Dispute” has the meaning ascribed to such term in Section 9.5(a).

“Effective Time” means 12:01 a.m., Central Standard Time, on May 1, 2017.
“Environmental Laws” means, without limitation, the following laws, in effect, and as interpreted and enforced, as of the Closing Date: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to-Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Federal Insecticide, Fungicide and Rodenticide Act; (m) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities; and (n) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.
“FERC” means the United States Federal Energy Regulatory Commission.
“Financial Advisor” has the meaning ascribed to such term in the recitals.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” has the meaning ascribed to such term in the recitals.
“GOM” has the meaning ascribed to such term in the preamble.
“GOM Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).
“GOM Permits” has the meaning ascribed to such term in Section 3.9.
“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality, whether foreign or domestic.
“Hazardous Materials” means (a) any substance, whether solid, liquid or gaseous, that (i) is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law or (ii) is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (b) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, refined petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (c) naturally occurring radioactive material, radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (d) any substance, whether solid, liquid or gaseous, that causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
“Interstate Commerce Act” means the version of the Interstate Commerce Act under which FERC regulates oil pipelines, 49 U.S.C. app. §§ 1, et seq. (1988), and the regulations promulgated by the FERC thereunder.
“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel after due inquiry. The designated personnel for SPLC, GOM, Shell Chemical, and SHLX are set forth on Appendix A.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.
“LPSC” has the meaning ascribed to such term in Section 3.14.
“Material Contract” has the meaning ascribed to such term in Section 3.10(a).
“Minimum Claim Amount” has the meaning ascribed to such term in Section 8.6(a).
“Na Kika Assets” means (i) the Na Kika Pipeline System; (ii) the Na Kika Contracts; (iii) the Na Kika Rights-of-Way; (iv) the books and records of GOM and its Affiliates to the extent relating to the Na Kika Pipeline System and required for the operation or management thereof; and (v) rights, benefits, claims, causes of action, and choses in action relating to the Na Kika Pipeline System, in each case effective and/or owned or held by GOM as of the Closing Date.
“Na Kika Contracts” means those contracts, agreements, and permits set forth on Section 1.1 of the Disclosure Letter under the heading “Na Kika.”
“Na Kika Pipeline System” means the offshore crude oil pipeline system commonly known as the “Na Kika Pipeline,” which is comprised of approximately 74 miles of pipeline in the eastern Gulf of Mexico and is more particularly described on Exhibit B attached hereto and made a part hereof, and any additions or modifications made thereto prior to the Closing, together with any and all pipe, pumps, motors, valves, fittings, miscellaneous equipment, personal property, improvements, fixtures, and structures associated therewith.
“Na Kika Rights-of-Way” means those rights-of-way, easements, servitudes, and similar rights set forth on Section 1.1 of the Disclosure Letter under the heading “Na Kika.”
“NBR Line” means the approximately 16-mile segment of a pipeline that extends between Sorrento and Garyville, Louisiana, leased by SPLC to Shell Chemical under the NBR Line Lease, and more particularly described on Exhibit C attached hereto and made a part hereof and any additions or modifications made thereto prior to the Closing, together with any and all pipe, motors, valves, fittings, miscellaneous equipment, personal property, improvements, fixtures, structures, facilities, and buildings associated therewith.
“NBR Line Assets” means: (i) the NBR Line; (ii) the NBR Line Contracts; (iii) the NBR Line Rights-of-Way; (iv) the books and records of SPLC and its Affiliates to the extent relating to the NBR Line and required for the operation or management thereof; and (v) rights, benefits, claims, causes of action, and choses in action relating to the NBR Line, in each case effective and/or owned or held by SPLC as of the Closing Date.
“NBR Line Contracts” means those contracts, agreements, and permits set forth on Section 1.1 of the Disclosure Letter under the heading “NBR Line.”
“NBR Line Lease” means that certain Lease of Shell Pipeline 12” Products Line Segment dated effective January 1, 2013, as may have been amended and extended, between SPLC and Shell Chemical for the NBR Line.

“NBR Line Rights-of-Way” means those rights-of-way, easements, servitudes, and similar rights set forth on Section 1.1 of the Disclosure Letter under the heading “NBR Line.”
“Non-Assigned Asset” has the meaning ascribed to such term in Section 5.3.
“Notice” has the meaning ascribed to such term in Section 9.4.
“OCSLA” has the meaning ascribed to such term in Section 3.14.
“Omnibus Agreement” means that certain Omnibus Agreement among SPLC, SHLX, the General Partner, Operating and Shell Oil Company, dated as of November 3, 2014.
“Operating” has the meaning ascribed to such term in the preamble.
“Option Agreement” means an option agreement to be executed by Sand Dollar, Operating, and Shell Chemical, at the Closing to be effective at the Effective Time, in which Sand Dollar will grant Shell Chemical both a purchase option and a right of first refusal as to all or a portion of the RG Pipeline Assets and/or the NBR Line Assets, and in which Operating will grant Shell Chemical a right of first refusal as to the membership interests of Sand Dollar, in a form to be mutually agreed upon among Sand Dollar, Operating, and Shell Chemical.
“Partnership Agreement” has the meaning ascribed to such term in the recitals.
“Pecten” has the meaning ascribed to such term in the preamble.
“Pecten Operating Agreement” means the Operating and Administrative Management Agreement dated effective October 1, 2015 by and between SPLC and Pecten.
“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Assets to which they pertain or the Sellers’ ability to perform their respective obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Assets; and (g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights-of-way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Purchasers” (individually, a “Purchaser”) has the meaning ascribed to such term in Section 2.1.
“RGP Assets” means: (i) the RG Pipelines; (ii) the RGP Contracts; (iii) the RGP Rights-of-Way; (iv) the books and records of Shell Chemical and its Affiliates to the extent relating to the RG Pipelines and required for the operation or management thereof; and (v) rights, benefits, claims, causes of action, and relating to the RG Pipelines, in each case effective and/or owned or held by Shell Chemical as of the Closing Date.
“RGP Contracts” means those contracts, agreements, and permits set forth on Section 1.1 of the Disclosure Letter under the heading “RG Pipelines.”

“RGP Connections” has the meaning ascribed to such term in Section 5.2.
“RG Inventory” has the meaning ascribed to such term in Section 2.4(b).
“RG Pipelines” (each, an “RG Pipeline”) means the five (5) refinery gas pipelines that transport off gases from various refinery and other process units and extend to delivery points at Shell Chemical’s Deer Park Chemical Plant or the Norco Chemical Plant, which systems are more particularly described on Exhibit D attached hereto and made a part hereof and any additions or modifications made thereto prior to the Closing, together with any and all pipe, motors, valves, fittings, miscellaneous equipment, personal property, improvements, fixtures, structures, facilities, and buildings associated therewith, but specifically excluding any pumps, compressors, and associated equipment owned by Shell Chemical, as may be further described in the Connection Agreements.
“RGP Rights-of-Way” means those rights-of-way, easements, servitudes, and similar rights set forth on Section 1.1 of the Disclosure Letter under the heading “RG Pipelines.”
“Rules” has the meaning ascribed to such term in Section 9.5(a).
“Sand Dollar” has the meaning ascribed to such term in the preamble.
“Sand Dollar Operating Agreement” means an Operating and Administrative Management Agreement, to be executed between Sand Dollar and SPLC, to be effective as of the Effective Time, in which SPLC will provide certain services to Sand Dollar relating to the RGP Assets and NBR Line Assets, in a form to be agreed upon between Sand Dollar and SPLC.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the value or operation of the Assets, taken as a whole, other than any effect or change (i) that impacts the offshore or onshore crude oil or refinery gas transportation generally (including any change in the prices of crude oil, refinery gas, or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general, or (iii) resulting from the announcement of the transactions contemplated by this Agreement and the taking of any actions contemplated by this Agreement , provided, that in the case of clauses (i) and (ii), the impact on the Assets is not materially disproportionate to the impact on similarly situated assets in the offshore or onshore crude oil or refinery gas transportation, as applicable, or (b) the ability of any of the Sellers to perform its respective obligations under this Agreement and/or the other Transaction Documents to which a Seller is a party or to consummate the transactions contemplated hereby or thereby.
“Seller Indemnified Parties” has the meaning ascribed to such term in Section 8.2.
“Sellers” (individually, a “Seller”) has the meaning ascribed to such term in Section 2.1.
“Shell Chemical” has the meaning ascribed to such term in the preamble.
“Shell Chemical Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).
“Shell Chemical Permits” has the meaning ascribed to such term in Section 3.9.
“SHLX” has the meaning ascribed to such term in the preamble.
“SHLX Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).
“SHLX Indemnified Parties” has the meaning ascribed to such term in Section 8.1.

“SHLX Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of any of the Purchasers to perform its respective obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.
“SPLC” has the meaning ascribed to such term in the preamble.
“SPLC Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).
“SPLC Permits” has the meaning ascribed to such term in Section 3.9.
“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.
“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Transaction” has the meaning ascribed to such term in the recitals.
“Transaction Documents” means this Agreement, the Assignment Agreements, the Transportation Services Agreements, the Connection Agreements, the Option Agreement, the Sand Dollar Operating Agreement, the amendment to the Pecten Operating Agreement, any certificates delivered by any of the parties at the Closing and any other documents of conveyance or other related documents contemplated to be entered into in connection with this Agreement and the transactions contemplated hereby with respect to which any of the Sellers or Purchasers are parties.
“Transfer Tax” has the meaning ascribed to such term in Section 6.3.
“Transportation Services Agreement” means a transportation services agreement to be executed by Sand Dollar and Shell Chemical, to be effective at the Effective Time, with respect to a RG Pipeline, in a form to be mutually agreed upon between Sand Dollar and Shell Chemical.
“Tribunal” has the meaning ascribed to such term in Section 9.5(b).

Section 1.2	Construction.
In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Letter,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure

Letter, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural; and (f) the terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” “hereto” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.
ARTICLE II
PURCHASE AND SALE AND CLOSING

Section 2.1	Purchase and Sale.
Upon the terms and subject to the conditions set forth in this Agreement (including but not limited to Section 5.3) and in the Transaction Documents, at the Closing, SPLC, GOM, and Shell Chemical (collectively, the “Sellers” and individually, a “Seller”)) shall each sell, transfer, assign, and convey their respective interests in the Assets to SHLX or to Pecten or Sand Dollar, as the case may be, each as designees of SHLX (collectively, with SHLX, the “Purchasers” and individually, a “Purchaser”), free and clear of all Liens (other than restrictions under applicable federal and state securities laws and other than Permitted Liens), and the Purchasers shall accept and acquire their respective interests in the Assets from the Sellers, as described in the recitals.

Section 2.2	Consideration.
The aggregate amount of cash consideration for the Assets to be paid by SHLX to the Sellers shall be the Consideration.

Section 2.3	Closing.
(a)    The closing of the Transaction (the “Closing”) shall take place as provided in this Section 2.3, but if the Closing occurs, the Transaction, including the transfer of the Assets, of the risk of loss and reward relating to the Assets, shall be effective as of the Effective Time. The Closing will be held at the offices of SPLC at 910 Louisiana Street, Houston, Texas 77002 on May 10, 2017, commencing at 9:00 a.m., Houston time, or such other place, date and time or means (including by electronic means), as may be mutually agreed upon by the parties hereto.
(b)    At the Closing, SHLX or its designee shall deliver, or cause to be delivered, the following:

(i)
to SPLC or its designee(s), on behalf of the Sellers, the Consideration by wire transfer in immediately available funds to an account of SPLC or such designee(s) to be designated by SPLC, which designation shall be made not less than two (2) business days prior to the Closing;

(ii)	to the Sellers, a certificate of good standing of recent date of each of SHLX, Pecten, and Sand Dollar; and

(iii)	to the Sellers, the SHLX Closing Certificate.
(c)    At the Closing, Operating or its designee shall deliver, or cause to be delivered, the following:

(i)	to Shell Chemical, a duly executed counterpart of the Option Agreement.
(d)    At the Closing, Pecten or its designee shall deliver, or cause to be delivered, the following:

(i)	to SPLC, a duly executed counterpart of the Connection Agreements for each connection of a Delta Asset to an SPLC asset that is not part of the Assets;

(ii)	to SPLC and GOM, a duly executed counterpart of the Delta/Na Kika Bill of Sale and Assignment;

(iii)	to SPLC and GOM, a duly executed counterpart of the Delta/Na Kika Assignments of Rights-of-Way and Leases, one for each county or parish in which the underlying real property is located; and

(iv)
to SPLC, a duly executed counterpart of an amendment to the Pecten Operating Agreement, expanding the scope of SPLC’s services to Pecten to include services for the Delta Assets and the Na Kika Assets.

(e)    At the Closing, Sand Dollar or its designee shall deliver, or cause to be delivered, the following:

(i)	to Shell Chemical and SPLC, a duly executed counterpart of the RGP Bill of Sale and Assignment;

(ii)	to Shell Chemical and SPLC, a duly executed counterpart of the RGP Assignments of Rights-of-Way, one for each county or parish in which the underlying real property is located;

(iii)	to SPLC, a duly executed counterpart of the Sand Dollar Operating Agreement;

(iv)	to Shell Chemical, a duly executed counterpart of a Transportation Services Agreement for each of the five (5) RG Pipelines;

(v)	to Shell Chemical, a duly executed counterpart of the Connection Agreements for each connection of a RG Pipeline to a Shell Chemical asset that is not part of the Assets; and

(vi)	to Shell Chemical, a duly executed counterpart of the Option Agreement.
(f)    At the Closing, SPLC or its designee shall deliver, or cause to be delivered, to SHLX or its designee, the following:

(i)	a duly executed counterpart of the Connection Agreements for each connection of a Delta Asset to an SPLC asset that is not part of the Assets;

(ii)	a duly executed counterpart of the Delta/Na Kika Bill of Sale and Assignment;

(iii)	a duly executed counterpart of the Delta/Na Kika Assignments of Rights-of-Way and Leases, one for each county or parish in which the underlying real property is located;

(iv)	a duly executed counterpart of an amendment to the Pecten Operating Agreement, expanding the scope of SPLC’s services to Pecten to include services for the Delta Assets and the Na Kika Assets;

(v)	a duly executed counterpart of the RGP Bill of Sale and Assignment;

(vi)	a duly executed counterpart of the RGP Assignments of Rights-of-Way, one for each county or parish in which the underlying real property is located;

(vii)	a duly executed counterpart of the Sand Dollar Operating Agreement;

(viii)	a certificate of good standing of recent date for SPLC;

(ix)	a foreign qualification certificate of recent date for SPLC;

(x)	a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2); and

(xi)	the SPLC Closing Certificate, duly executed by SPLC.
(g)    At the Closing, GOM or its designee shall deliver, or cause to be delivered, to SHLX or its designee, the following:

(i)	a duly executed counterpart of the Delta/Na Kika Bill of Sale and Assignment;

(ii)	a duly executed counterpart of the Delta/Na Kika Assignments of Rights-of-Way and Leases, one for each county or parish in which the underlying real property is located;

(iii)	a certificate of good standing of recent date for GOM;

(iv)	a foreign qualification certificate of recent date for GOM;

(v)	a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2); and

(vi)	the GOM Closing Certificate, duly executed by GOM.
(h)    At the Closing, Shell Chemical or its designee shall deliver, or cause to be delivered, to SHLX or its designee, the following:

(i)	a duly executed counterpart of the RGP Bill of Sale and Assignment;

(ii)	a duly executed counterpart of the RGP Assignments of Rights-of-Way, one for each county or parish in which the underlying real property is located;

(iii)	a duly executed counterpart of a Transportation Services Agreement for each of the RG Pipelines;

(iv)	a duly executed counterpart of the Connection Agreements for each connection of a RG Pipeline to a Shell Chemical asset;

(v)	a duly executed counterpart of the Option Agreement;

(vi)	a certificate of good standing of recent date for Shell Chemical;

(vii)	a foreign qualification certificate of recent date for Shell Chemical;

(viii)	a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2); and

(ix)	the Shell Chemical Closing Certificate, duly executed by Shell Chemical.
(i)    Unless otherwise agreed by the parties hereto and subject to Section 5.3, SHLX or its designee shall record any assignments of rights-of-way, and leases if applicable, in the real property records of the county or parish in which the underlying real property is located, at SHLX’s cost. To the extent that any right-of-way or lease to be assigned hereunder covers assets other than the Assets, the applicable assignment document will note that such right-of-way or lease is being partially assigned only as to the applicable Assets.
(j)    If any of the Delta Contracts, Delta Rights-of-Way and Leases, Na Kika Contracts, Na Kika Rights-of-Way, NBR Line Contracts, NBR Line Rights-of-Way, RGP Contracts, or RGP Rights-of-Way are held by an Affiliate of any of the Sellers, then the applicable Seller shall cause its Affiliate to execute an assignment of such Asset to the applicable Purchaser at Closing, subject to Applicable Law and subject to any consents or approvals required to be obtained from a third party or Governmental Authority. If any such required consents or approvals are not obtained by Closing, then the provisions of Section 5.3 shall apply.
(k)    The parties hereto agree to deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by another party hereto not less than two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.4	Custody Transfer.
(a)    As of the Effective Time, custody of the crude oil held in the Delta Assets and in the Na Kika Assets (the “Crude Oil Inventory”) will be transferred to SHLX or Pecten as its designee, and SHLX, or Pecten as applicable, shall become responsible to each shipper or customer with an interest in the Crude Oil Inventory.
(b)    As of the Effective Time, custody of the refinery gas held in the RGP Assets and NBR Assets (the “RG Inventory”) will be transferred to SHLX or Sand Dollar as its designee, and SHLX, or Sand Dollar as applicable, shall become responsible to Shell Chemical for its interest in the RG Inventory.
(c)    From and after the Effective Time, the Purchasers and Sellers waive all claims and audit rights as to the Crude Oil Inventory and RG Inventory and the volumes, measurement, and quality thereof.

Section 2.5	Proceeds From and Costs of Operations.
(a)    All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Assets prior to the Effective Time shall be the property of the respective Sellers and to the extent received by any Purchaser or its Affiliates, Purchaser shall promptly and fully disclose, account for and transmit same to the applicable Seller. All proceeds attributable to the operation, ownership, use, or maintenance of or otherwise relating to the Assets on and after the Effective Time shall be the property of the applicable Purchaser and to the extent received by a Seller or its Affiliates, such Seller shall promptly and fully disclose, account for and transmit same to the applicable Purchaser.
(b)    Subject to the indemnification provisions herein, Sellers shall be responsible for all costs and expenses with respect to the ownership, operation, use and maintenance of their respective Assets prior to the Effective Time. Subject to the indemnification provisions herein, Purchasers shall be responsible for all such costs and expenses with respect to the ownership, operation, use and maintenance of their respective Assets on and after the Effective Time.

Section 2.6	Assumption of Obligations Relating to the Assets.
From and after the Effective Time, but subject to Sellers’ indemnification obligations herein, Purchasers shall perform all obligations of Sellers to the extent relating to the Assets and arising or incurred after the Effective Time (whether such obligations are to a grantor, a Governmental Authority or any other Person), including, but not limited to, any obligations arising or incurred after the Effective Time with respect to the abandonment or removal (as the case may be) of any existing facilities, any pipeline, appurtenant or associated equipment or other personal property located on and included in the Assets.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers each hereby represent and warrant, as applicable and only as to their respective interest in the Assets, to the Purchasers that, except as disclosed in the disclosure letter delivered to the Purchasers on the date of this Agreement (“Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):

Section 3.1	Organization.

(a)    SPLC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(b)    GOM is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(c)    Shell Chemical is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 3.2	Authority and Approval.
(a)    Such Seller has full limited partnership power and authority or full limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by such Seller have been duly authorized and approved by all requisite limited partnership or limited liability company action, as applicable, of such Seller.
(b)    This Agreement has been duly executed and delivered by each of such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and, upon the execution of all of the other Transaction Documents to which any of the Sellers is a party, such other Transaction Documents will be duly executed and delivered by such Seller and constitute the valid and legally binding obligations of the such Seller, as applicable, enforceable against such Seller, as applicable, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3	No Conflict; Consents.
Except as set forth on Section 3.3 of the Disclosure Letter:
(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which any of the Sellers is a party by the Sellers, as applicable, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of any of the Sellers; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Sellers or the Assets; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, refinery gas supply contract to which Shell Chemical is a party that constitutes a source of supply of refinery gas to Shell Chemical that is shipped on any of the RG Pipelines, joint venture or other instrument to which any Seller is a party or by which any of them are bound or to which any of the Assets are subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Assets under any such indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect or result in any material liability or obligation of the Purchasers (other than any liability or obligation hereunder); and

(b)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Sellers with respect to the Assets in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which any of the Sellers is a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4	Title to the Assets.
(a)    Except as set forth on Section 3.4 of the Disclosure Letter, SPLC represents and warrants that:

(i)
the Delta Assets and the NBR Line Assets are (x) in good operating condition and repair (normal wear and tear excepted), (y) free from any material defects (other than Permitted Liens) and (z) suitable for the purposes for which they are currently used;

(ii)	none of the Delta Assets or the NBR Line Assets is in need of maintenance or repairs except for ordinary, routine maintenance and except for regularly scheduled overhauls from time to time;

(iii)
SPLC or its Affiliate has valid, binding, and enforceable rights-of-way necessary or required for the ownership and operation of the Delta Assets and the NBR Line Assets in the same manner that they were used, owned, and operated immediately prior to the Effective Time, free and clear of any Liens (other than Permitted Liens); and

(iv)
As of the date hereof, SPLC or its Affiliate has good and valid title to the Delta Assets and the NBR Line Assets, free and clear of any Liens (other than Permitted Liens), by, through or under SPLC, but not otherwise, excepting Liens that are discharged by SPLC at Closing.

(b)    Except as set forth on Section 3.4 of the Disclosure Letter, GOM represents and warrants that:

(i)
the Na Kika Assets are (x) in good operating condition and repair (normal wear and tear excepted), (y) free from any material defects (other than Permitted Liens) and (z) suitable for the purposes for which they are currently used;

(ii)	none of the Na Kika Assets is in need of maintenance or repairs except for ordinary, routine maintenance and except for regularly scheduled overhauls from time to time;

(iii)
GOM or its Affiliate has valid, binding, and enforceable rights-of-way necessary or required for the ownership and operation of the Na Kika Assets in the same manner that they were used, owned, and operated immediately prior to the Effective Time, free and clear of any Liens (other than Permitted Liens); and

(iv)
As of the date hereof, GOM or its Affiliate has good and valid title to the Na Kika Assets, free and clear of any Liens (other than Permitted Liens) by, through or under GOM, but not otherwise, excepting Liens that are discharged by GOM at Closing.

(c)    Except as set forth on Section 3.4 of the Disclosure Letter, Shell Chemical represents and warrants that:

(i)
the RGP Assets are (x) in good operating condition and repair (normal wear and tear excepted), (y) free from any material defects (other than Permitted Liens) and (z) suitable for the purposes for which they are currently used;

(ii)	none of the RGP Assets is in need of maintenance or repairs except for ordinary, routine maintenance and except for regularly scheduled overhauls from time to time;

(iii)
Shell Chemical or its Affiliate has valid, binding, and enforceable rights-of-way necessary or required for the ownership and operation of the RGP Assets in the same manner that they were used, owned, and operated immediately prior to the Effective Time, free and clear of any Liens (other than Permitted Liens); and

(iv)
As of the date hereof, Shell Chemical or its Affiliate has good and valid title to the RGP Assets, free and clear of any Liens (other than Permitted Liens) by, through or under Shell Chemical, but not otherwise, excepting Liens that are discharged by Shell Chemical at Closing.

Section 3.5	Litigation; Laws and Regulations.
Except as set forth on Section 3.5 of the Disclosure Letter:
(a)    There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending, or to SPLC’s Knowledge threatened, affecting the Delta Assets or SPLC’s ownership or operation thereof; (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against SPLC pertaining to the Delta Assets or to SPLC’s ownership or operation thereof; or (iii) pending or, to SPLC’s Knowledge, threatened investigations by any Governmental Authority against SPLC pertaining to the Delta Assets or to SPLC’s ownership or operation thereof, except in each case, for those items that would not, individually or in the aggregate with all matters that are subject to this Section 3.5(a), 3.5(b), 3.5(c) or 3.5(d), reasonably be expected to have a Seller Material Adverse Effect;
(b)    There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending, or to GOM’s Knowledge threatened, affecting the Na Kika Assets or GOM’s ownership or SPLC’s operation thereof; (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against GOM pertaining to the Na Kika Assets or to GOM’s ownership or SPLC’s operation thereof; or (iii) pending or, to GOM’s Knowledge, threatened investigations by any Governmental Authority against GOM pertaining to the Na Kika Assets or to GOM’s ownership or SPLC’s operation thereof, except in each case, for those items that would not, individually or in the aggregate with all matters that are subject to this Section 3.5(b), 3.5(a), 3.5(c) or 3.5(d), reasonably be expected to have a Seller Material Adverse Effect;
(c)    There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending, or to Shell Chemical’s Knowledge threatened, affecting the RGP Assets or Shell Chemical’s ownership or SPLC’s operation thereof; (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Shell Chemical pertaining to the RGP Assets or to Shell Chemical’s ownership or SPLC’s operation thereof; or (iii) pending or, to Shell Chemical’s Knowledge, threatened investigations by any Governmental Authority against Shell Chemical pertaining to the RGP Assets or to Shell Chemical’s ownership or SPLC’s operation thereof, except in each case, for those items that would not, individually or in the aggregate with all matters that are subject to this Section 3.5(c), 3.5(a), 3.5(b) or 3.5(d), reasonably be expected to have a Seller Material Adverse Effect; and
(d)    There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending, or to SPLC’s Knowledge threatened, affecting the NBR Line Assets or SPLC’s ownership or operation thereof; (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against SPLC pertaining to the NBR Line Assets or to SPLC’s ownership or operation thereof; or (iii) pending or, to SPLC’s Knowledge, threatened investigations by any Governmental Authority against SPLC pertaining to the NBR Line Assets or to SPLC’s ownership or operation thereof, except in each case, for those items that would not, individually or in the aggregate with all matters that are subject to this Section 3.5(d), 3.5(a), 3.5(b) or 3.5(c), reasonably be expected to have a Seller Material Adverse Effect.

Section 3.6	No Adverse Changes.
Except as set forth on Section 3.6 of the Disclosure Letter, since December 31, 2016:
(a)    there has not been a Seller Material Adverse Effect; and
(b)    there has not been any damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).

Section 3.7	Taxes.
(a)    Except as would not reasonably be expected to have a Seller Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Assets or the operations thereof have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Sellers, or any of their Affiliates with respect to the Assets or the operations of thereof, as applicable, which are or have become due, have been timely paid; (iii) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Assets other than Permitted Liens; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Assets, or the operations thereof.

Section 3.8	Environmental Matters.
Except as disclosed in Section 3.8 of the Disclosure Letter, or as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect:
(a)    The Assets and the operation thereof are in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws;
(b)    no circumstances exist with respect to the Assets or the operation thereof that give rise to an obligation by any of the Sellers or their respective operators to investigate or remediate the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;
(c)    None of the Sellers have received any written communication from a Governmental Authority as to the Assets that remains unresolved alleging that it may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;
(d)    none of the Sellers or the Assets are subject to any pending or, to the Knowledge of each of the Sellers, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);
(e)    all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by each of the Sellers under any Environmental Law in connection with their respective interests in the Assets have been duly obtained or filed, are valid and currently in effect, and the Assets and the operation thereof are in compliance with such authorizations;
(f)    since January 1, 2014, there has been no release of any Hazardous Material into the environment by the Delta Assets, or, to the Knowledge of SPLC, by a third party except in compliance with applicable Environmental Law;
(g)    since January 1, 2014, there has been no release of any Hazardous Material into the environment by the Na Kika Assets, or, to the Knowledge of GOM, by a third party except in compliance with applicable Environmental Law;

(h)    since January 1, 2014, there has been no release of any Hazardous Material into the environment by the RGP Assets, or, to the Knowledge of Shell Chemical, by a third party except in compliance with applicable Environmental Law; and
(i)    since January 1, 2014, there has been no release of any Hazardous Material into the environment by the NBR Line Assets, or, to the Knowledge of SPLC, by a third party except in compliance with applicable Environmental Law.

Section 3.9	Licenses; Permits.
Except as set forth in Section 3.9 of the Disclosure Letter:
(a)    SPLC or its Affiliate has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted as to the Delta Assets and NBR Line Assets (collectively, “SPLC Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate with any other failure pursuant to this Section 3.9(a), 3.9(f) or 3.9(k), result in a Seller Material Adverse Effect;
(b)    All SPLC Permits are validly held by SPLC or its Affiliate and are in full force and effect, except as would not, individually or in the aggregate with any other SPLC Permits, GOM Permits or Shell Chemical Permits that in accordance with this Section 3.9(b), 3.9(g) or 3.9(l) are not validly held or in full force and effect, reasonably be expected to have a Seller Material Adverse Effect;
(c)    SPLC has complied with all terms and conditions of the SPLC Permits, except as would not, individually or in the aggregate with any other SPLC Permits, GOM Permits or Shell Chemical Permits that in accordance with this Section 3.9(c), 3.9(h) or 3.9(m) the terms of which have not been complied with, reasonably be expected to have a Seller Material Adverse Effect;
(d)    There is no outstanding written notice nor, to SPLC’s Knowledge, any other notice of revocation, cancellation or termination of any SPLC Permit, except, in each case, as would not, individually or in the aggregate with any other SPLC Permits, GOM Permits or Shell Chemical Permits that in accordance with this Section 3.9(d), 3.9(i) or 3.9(n) are the subject of any such notice of revocation, cancellation or termination, reasonably be expected to have a Seller Material Adverse Effect;
(e)    No proceeding is pending or, to SPLC’s Knowledge, threatened with respect to any alleged failure by SPLC to have any material SPLC Permit necessary for the operation of any of the Delta Assets or the NBR Line Assets;
(f)    GOM, its operator, or its Affiliate has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted as to the Na Kika Assets (collectively, “GOM Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate with any other failure pursuant to this Section 3.9(f), 3.9(a) or 3.9(k), result in a Seller Material Adverse Effect;
(g)    All GOM Permits are validly held by GOM, its operator, or its Affiliate and are in full force and effect, except as would not, individually or in the aggregate with any other GOM Permits, SPLC Permits or Shell Chemical Permits that in accordance with this Section 3.9(g), 3.9(b) or 3.9(l) are not validly held or in full force and effect, reasonably be expected to have a Seller Material Adverse Effect;
(h)    GOM or its operator has complied with all terms and conditions of the GOM Permits, except as would not, individually or in the aggregate with any other GOM Permits, SPLC Permits or Shell Chemical Permits that in accordance with this Section 3.9(h), 3.9(c) or 3.9(m) the terms of which have not been complied with, reasonably be expected to have a Seller Material Adverse Effect;

(i)    There is no outstanding written notice nor, to GOM’s Knowledge, any other notice of revocation, cancellation or termination of any GOM Permit, except, in each case, as would not, individually or in the aggregate with any other GOM Permits, SPLC Permits or Shell Chemical Permits that in accordance with this Section 3.9(i), 3.9(d) or 3.9(n) are the subject of any such notice of revocation, cancellation or termination, reasonably be expected to have a Seller Material Adverse Effect;
(j)    No proceeding is pending or, to GOM’s Knowledge, threatened with respect to any alleged failure by GOM to have any material GOM Permit necessary for the operation of any of the Na Kika Assets;
(k)    Shell Chemical, its operator, or its Affiliate has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted as to the RGP Assets (collectively, “Shell Chemical Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate with any other failure pursuant to this Section 3.9(k), 3.9(a) or 3.9(f), result in a Seller Material Adverse Effect;
(l)    All Shell Chemical Permits are validly held by Shell Chemical, its operator, or its Affiliate and are in full force and effect, except as would not, individually or in the aggregate with any other Shell Chemical Permits, SPLC Permits or GOM Permits that in accordance with this Section 3.9(l), 3.9(b) or 3.9(g) are not validly held or in full force and effect, reasonably be expected to have a Seller Material Adverse Effect;
(m)    Shell Chemical or its operator has complied with all terms and conditions of the Shell Chemical Permits, except as would not, individually or in the aggregate with any other Shell Chemical Permits, SPLC Permits or GOM Permits that in accordance with this Section 3.9(m), 3.9(c) or 3.9(h) the terms of which have not been complied with, reasonably be expected to have a Seller Material Adverse Effect;
(n)    There is no outstanding written notice nor, to Shell Chemical’s Knowledge, any other notice of revocation, cancellation or termination of any Shell Chemical Permit, except, in each case, as would not, individually or in the aggregate with any other Shell Chemical Permits, SPLC Permits or GOM Permits that in accordance with this Section 3.9(n), 3.9(d) or 3.9(i) are the subject of any such notice of revocation, cancellation or termination, reasonably be expected to have a Seller Material Adverse Effect; and
(o)    No proceeding is pending or, to Shell Chemical’s Knowledge, threatened with respect to any alleged failure by Shell Chemical to have any material Shell Chemical Permit necessary for the operation of any of the RGP Assets.

Section 3.10	Material Contracts.
(a)    Section 3.10(a) of the Disclosure Letter contains a true and complete listing (redacted as applicable to comply with regulatory requirements) of the following contracts and other agreements, as amended and in effect, to which, as of the date of this Agreement, any of the Assets are subject (each such contract or agreement, along with all amendments and supplements thereto, being referred to herein as a “Material Contract”):

(i)	contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)	price swaps, hedges, futures or similar instruments;

(iii)	contracts containing any preferential rights to purchase or similar rights relating to any of the Assets; and

(iv)
contracts or agreements which, individually, require or entitle any of the Sellers to make or receive payments aggregating at least Twenty-Five Million Dollars ($25,000,000) annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which any of the Sellers may exercise a renewal or extension option in its sole discretion.
(b)    Subject to regulatory requirements of which SHLX has been informed, the Sellers have made available to SHLX a correct and complete copy of each Material Contract listed in Section 3.10(a) of the Disclosure Letter.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect or as disclosed on Section 3.10(c) of the Disclosure Letter: (i) each Material Contract, each tariff or transportation contract for shipments on the Delta Pipeline System or Na Kika Pipeline System and each contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines is legal, valid and binding on and enforceable against the applicable Seller and in full force and effect; (ii) each Material Contract, each tariff or transportation contract for shipments on the Delta Pipeline System or Na Kika Pipeline System and each contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines will continue to be legal, valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) each Seller represents that it is not in breach or default, and no event has occurred that with notice, lapse of time or a combination would constitute a breach or default by such Seller, or permit termination, modification or acceleration, under any Material Contract, any tariff or transportation contract for shipments on the Delta Pipeline System or Na Kika Pipeline System or any contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines; and (iv) to each Seller’s Knowledge, no other party to any Material Contract, any tariff or transportation contract for shipments on the Delta Pipeline System or Na Kika Pipeline System or any contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines is in breach or default, and no event has occurred which with notice, lapse of time or a combination would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract, any tariff or transportation contract for shipments on the Delta Pipeline System or Na Kika Pipeline System or any contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines (other than an expiration of any Material Contract, any tariff or transportation contract for shipments on the Delta Pipeline System or Na Kika Pipeline System or any contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines in accordance with its terms), nor has any other party repudiated any provision of any Material Contract, any tariff or transportation contract for shipments on the Delta Pipeline System or Na Kika Pipeline System or any contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines.

Section 3.11	Insurance.
Section 3.11 of the Disclosure Letter sets forth a list of the material insurance policies that any of the Sellers holds with respect to the Assets whether any of the Sellers is the beneficiary. Such policies are in full force and effect, all premiums due and payable under such policies have been paid, and none of the Sellers has received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies.

Section 3.12	Brokerage Arrangements.
None of the Sellers or any of their respective Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate any of the SHLX, Operating, Pecten, Sand Dollar or any of their respective Affiliates, to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the Transactions contemplated hereby or thereby. For purposes of this Section 3.12, SHLX and its subsidiaries shall not constitute Affiliates of any of the Sellers or their respective Affiliates.

Section 3.13	Books and Records.
Accurate copies of all books and records maintained by, or made available to, any of the Sellers with respect the Assets have been made available for inspection to SHLX.

Section 3.14	Regulatory Matters.

Since January 1, 2016, SPLC has been subject to and has been in material compliance with the rules, regulations and orders of the LPSC applicable to the Delta Pipeline. SPLC has duly filed all forms and reports required to be filed by or with respect to the Delta Pipeline with the LPSC, and such forms and reports have been prepared in accordance with Applicable Law, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.
Since January 1, 2016, the Na Kika Pipeline has not been subject to the jurisdiction of, or regulation by, the FERC under the Interstate Commerce Act and has been operated by SPLC in compliance with the nondiscriminatory open access transportation requirements under the Outer Continental Shelf Lands Act, 43 U.S.C. § 1331 et seq. (2017) (“OCSLA”).
Since 1996, the RG Pipelines and the NBR Line have not been subject to the jurisdiction of, or regulation by, the FERC under the Interstate Commerce Act and have been operated by SPLC in accordance with Applicable Law.

Section 3.15	Management Projections and Budget.
The projections and budgets regarding the Assets identified on Section 3.15 of the Disclosure Letter, which were provided to SHLX (including those provided to the Financial Advisor) by the Sellers and their Affiliates as part of SHLX’s review in connection with this Agreement, were prepared based upon assumptions that the Sellers’ respective management believe to be reasonable as of the date thereof and were consistent with the Sellers’ respective management’s reasonable expectations as of the time they were prepared.

Section 3.16	Disclaimer of Warranties.
Except as specifically set forth in this Agreement or the other Transaction Documents, (a) Sellers are selling and the Purchasers are acquiring the Assets on an “AS IS” and “WHERE IS” basis, without any representations and warranties concerning the Assets (express, implied or statutory), (b) the Sellers have not made and are not making any representation or warranty of title, fitness for a particular purpose, merchantability or otherwise with regard to the Assets, and Sellers hereby expressly disclaim any such representations or warranties (express, implied or statutory), (c) Purchasers are not relying on (and hereby disclaim any reliance on) any statement, promise or extra-contractual representation of Sellers or any agent or employee of any Seller and (d) Sellers have not and do not warrant any description, value, quality or condition of any of the Assets (including as to any of the pipelines, appurtenant or associated equipment or other real or personal property located on or included in the property constituting the Assets).
The above disclaimer shall appear in each of the Assignment Agreements.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
The Purchasers hereby jointly and severally represent and warrant to the Sellers as follows:

Section 4.1	Organization and Existence.
(a)    SHLX is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(b)    Pecten is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)    Sand Dollar is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

Section 4.2	Authority and Approval.
(a)    Each Purchaser has full limited partnership power and authority or full limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement and the other Transaction Documents to which any Purchaser is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by the Purchasers have been duly authorized and approved by all requisite limited partnership or limited liability company action of each Purchaser, as applicable.
(b)    This Agreement has been duly executed and delivered by or on behalf of each of the Purchasers, and constitutes the valid and legally binding obligation of each of the Purchasers, enforceable against each Purchaser in accordance with its terms and, upon the execution of all of the other Transaction Documents to which a Purchaser is a party, such other Transaction Documents will be duly executed and delivered by or on behalf of the applicable Purchaser(s) and constitute the valid and legally binding obligation of the Purchasers, as applicable, enforceable against the Purchasers, as applicable, in accordance with their terms, except in each case as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3	No Conflict; Consents.
(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which any of the Purchasers is a party by the Purchasers, as applicable, does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of any of the Purchasers; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Purchasers or any property or asset of any of the Purchasers; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which any of the Purchasers is a party or by which any of them is bound or to which any Purchaser’s property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to affect the ability of any of the Purchasers to perform its obligations under this Agreement and the other Transaction Documents to which any of the Purchasers is a party or to consummate the transactions contemplated hereby or thereby.
(b)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to any of the Purchasers in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which any Purchaser is a party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to affect the ability of any of the Purchasers to perform its obligations under this Agreement and the other Transaction Documents to which any of the Purchasers is a party or to consummate the transactions contemplated hereby or thereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 4.4	Brokerage Arrangements.
None of the Purchasers has entered (directly or indirectly) into any agreement with any Person that would obligate any of the Sellers or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. For purposes of this Section 4.4, SHLX and its subsidiaries shall not constitute Affiliates of any of the Sellers or their respective Affiliates.

Section 4.5	Litigation.
There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to SHLX’s Knowledge, threatened that (a) question or involve the validity or enforceability of any Purchaser’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by any of the Purchasers of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.
ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

Section 5.1	Operation of the Assets.
(a)    Except as expressly provided by this Agreement, or as consented to in writing by the other parties to this Agreement, during the period from the date of this Agreement through the Closing Date, as to their respective interests in the Assets, each of the Sellers shall, or shall cause its representative(s) to:

(i)	conduct its operation of the Assets in the usual and ordinary course thereof consistent with past practices; and

(ii)	preserve, maintain and protect the Assets and operations related thereto as are now being conducted.
(b)    Except (i) as expressly provided by this Agreement, (ii) as set forth on Section 5.1 of the Disclosure Letter or (iii) as consented to in writing by the other parties to this Agreement, during the period from the date of this Agreement through the Closing Date, as to their respective interests in the Assets, none of the Sellers shall, and shall cause their representative(s) not to:

(i)	make any material change in any method of accounting or accounting principles, practices or policies other than those required by GAAP or Applicable Law;

(ii)	make, amend or revoke any material election with respect to Taxes;

(iii)
enter into any contract or agreement that would be a Material Contract if entered into prior to the date of this Agreement, terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(iv)
terminate or amend any transportation or tariff agreement with any shipper on the Na Kika Pipeline System or Delta Pipeline System, except for any tariff that would be cancelled, amended, or substituted in connection with the Transaction;

(v)
terminate or cancel any contract to which Shell Chemical is a party to acquire refinery gas from a supplier for shipment on any of the RG Pipelines (provided that termination of any such contract as a result of the lapse of its term shall not constitute a breach of this clause (v));

(vi)	purchase or otherwise acquire (including by lease) any asset or business related to the Assets for consideration other than in the ordinary course of business;

(vii)	sell, lease, abandon or otherwise dispose of any of the Assets other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of the Assets;

(ix)	file any material lawsuit regarding the Assets;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit related to the Assets other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project as to the Assets other than as set forth on Section 5.1 of the Disclosure Letter;

(xii)	issue or sell any option or right to acquire the Assets or incur, assume or guarantee any indebtedness for borrowed money using the Assets as collateral;

(xiii)	fail to maintain in full force and effect its current insurance policies covering the Assets;

(xiv)
acquire, commence or conduct any activity or business related to the Assets that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xv)	take any action that would reasonably be expected to result in any representation and warranty of the Sellers set forth in this Agreement becoming untrue in any material respect; or

(xvi)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.2	Conversion of Convent RG Pipeline.
After Closing, Shell Chemical covenants and agrees that, if Shell Chemical becomes aware that the catalytic converter unit(s) will be permanently taken out of service or otherwise permanently shut down, then Shell Chemical will promptly provide written notice to Sand Dollar of Shell Chemical’s election to convert or not all or part of the Convent RG Pipeline and/or the NBR Line from refinery gas service to either butane or propylene service or both, pursuant to the terms of the Transportation Service Agreement related to the Convent RG Pipeline. Shell Chemical covenants and agrees that it will pay the capital costs and project costs incurred for such conversion(s). Such conversion(s) will result in additional connections being made to the Convent RG Pipeline and/or to the NBR Line (“RGP Connections”). Shell Chemical agrees, upon completion of the RGP Connections and at or immediately prior to the commencement of commercial operations on such converted pipelines, to convey such RGP Connections to Sand Dollar for nominal consideration (not exceeding $10.00) by a bill of sale, in a form to be mutually agreed between Shell Chemical and Sand Dollar. Shell Chemical and Sand Dollar also agree to execute connection agreements, as applicable, for each additional connection, in substantially the same form as a Connection Agreement executed by Shell Chemical and Sand Dollar at Closing. For purposes of this Section 5.2, “permanently shut down” or “permanently out of service” means a shut down that will last at least two (2) years.

Section 5.3	Non-conveyed Interests and Rights-of-Way.

(a)    Notwithstanding anything to the contrary contained in this Agreement, if the parties consummate the Closing prior to the applicable Seller thereof obtaining a required third party consent or approval in connection with the assignment or transfer of any right-of-way, easement, servitude, permit, license, contract, or similar interest related to the transfer of any of the Assets, including any right-of-way, easements, or servitude held in the name of an Affiliate of a Seller (a “Non-Assigned Asset”), then such Non-Assigned Asset shall not be assigned by such Seller or its Affiliate to the applicable Purchaser at the Closing and shall be retained by the applicable Seller or its Affiliate until such time as the consent or approval is received or alternative resolution mutually satisfactory to such Seller and the Purchasers is reached, such Non-Assigned Asset shall be deemed to be held by such Seller or its Affiliate for the benefit of the applicable Purchaser until such time as the consent or approval is received or such a mutually satisfactory alternative resolution is reached, and the Consideration shall not be reduced. Until such time as the consent or approval to the assignment or transfer of any Non-Assigned Asset is received or mutually satisfactory alternative resolution is reached, (i) such Seller shall provide, or shall cause each of its Affiliates to provide, the applicable Purchaser with the economic benefits of the Non-Assigned Asset held in its name, or name of its Affiliate if applicable, and (ii) such Seller and the applicable Purchaser shall use their respective reasonable efforts, at such Seller’s cost and expense, to obtain the third party consent(s) or approvals or reach a mutually satisfactory alternative resolution. The Sellers agree to pay any costs or fees that are required to be paid to any Governmental Authority or to any landowner or other party that is not an Affiliate of a Seller to obtain such consent and/or approval. For purposes of this Agreement, if the Non-Assigned Asset is a right-of-way, easement, servitude, or similar right, then the associated pipeline or other Asset located thereon will be transferred at Closing by the applicable bill of sale and assignment, but the applicable right-of-way, easement, servitude, or similar right constituting the Non-Assigned Asset(s) will be held by such Seller or Seller’s Affiliate until such consent or approval is received or until a mutually satisfactory alternative resolution is reached. Upon receipt of the third party consent or approval or achieving a mutual agreement to an alternative resolution related to a Non-Assigned Asset, the assignment of such Non-Assigned Asset shall automatically become effective without the need for any further action on the part of the parties or any other person and without the payment of any additional consideration. However, if a Seller or Purchaser requires that an assignment of a Non-Assigned Asset be recorded in the real property records in order to put third parties on notice of such assignment or otherwise reasonably requires that such assignment be documented, then at the Seller’s cost the applicable parties will execute an additional assignment of rights-of-way as to such Non-Assigned Asset after the required consent or approval is received or an alternative resolution is reached, and at the Purchasers’ expense the additional assignment of rights-of-way will be recorded in the real property records of the county or parish in which the underlying real property is located. Notwithstanding the foregoing, if a consent or approval is not received or mutually acceptable alternative solution is not reached within two (2) years after the Closing Date, then such Non-Assigned Asset shall be deemed assigned and SHLX and the applicable Purchaser shall assume all obligations and liabilities related to such Non-Assigned Asset as of such date.
(b)    If an Affiliate of GOM and SPLC holds a right-of-way, easement, servitude, or similar right related to the Na Kika Assets in its name for the benefit of GOM and/or SPLC as the operator prior to the Effective Time, and such Affiliate will continue to hold such right in its name after Closing, then from and after the Effective Time, GOM and SPLC will cause its Affiliate to continue to hold such right in its own name but for the benefit of Pecten pursuant to and in accordance with the terms of the amendment to the Pecten Operating Agreement.
(c)    As soon as practicable, Sellers will complete any necessary survey work for and grant (or cause a Seller’s Affiliate to grant) fully paid, permanent easements, in a form to be mutually agreed upon between the applicable Seller and Purchaser, to the applicable Purchaser, such easements to be reasonably sufficient for the operation or ownership of any of the Assets that are located on fee or leasehold interests of a Seller or a Seller’s Affiliate, which real property interests will not be conveyed as part of the Transaction. Such real property interests over which an easement would be granted are more fully described in Section 5.3(c) of the Disclosure Letter. The Sellers shall pay for all reasonable costs related to such survey work. If any such easements require the prior consent or approval of a third party or Governmental Authority, then the applicable Seller and the applicable Purchaser shall use their respective reasonable efforts, at such Seller’s cost and expense, to obtain such consent or approval or reach an alternative resolution that is mutually satisfactory to such Seller and such Purchaser. Unless otherwise agreed by the parties hereto and subject to this Section 5.3, SHLX or its designee shall record any easements granted pursuant to this Section 5.3(c) in the real property records of the county or parish in which the underlying real property interest is located, at SHLX’s expense. If such survey work is not completed such that an easement(s) cannot be granted at the Closing Date, the parties agree to use their respective reasonable efforts to complete such survey work and execute such easement post-Closing.

Section 5.4	NBR Line Lease Termination.
At Closing, SPLC and Shell Chemical will cause to be executed a termination of the NBR Line Lease, with such termination to be effective at the Effective Time, and all costs incurred in connection therewith shall be borne by SPLC and Shell Chemical.

Section 5.5	Joint Tariff- Pecten and SPLC.
If the Closing occurs, then Pecten and SPLC shall enter into and file a joint tariff agreement (in a form to be mutually agreed upon between Pecten and SPLC) with the LPSC, subject to Applicable Law and any approvals or notice required by a Governmental Authority (including the LPSC), with respect to crude oil that is: nominated for transportation (i) through the 20” pipeline that is part of the Delta Assets to the connection to the 12” Aflak pipeline that is owned by SPLC, and (ii) through the 12” Aflak pipeline for delivery to Houma, Louisiana, on and after the Effective Time (the “Applicable Production”).  Pursuant to the joint tariff agreement, SPLC (or its successor, assign, or designee) shall collect any transportation revenue attributable to the Applicable Production, and SPLC shall remit or pay to Pecten (or its successor, assign, or designee) a portion of such transportation revenue from SPLC, initially based on the allocation of the transportation revenue for the movements described in (i) and (ii) above in effect immediately prior to the Effective Time.

In addition to the foregoing, Pecten agrees as follows: (i) that, for the pipelines that are part of the Delta Pipeline System for which SPLC or one of SPLC’s Affiliates has tariffs on file with a regulatory agency, SPLC shall or shall cause its Affiliate to cancel such tariffs, such cancellation(s) to be effective prior to or at the Effective Time; and (ii) Pecten will file its own tariff(s) for such pipelines to be effective as of, or as soon as reasonably possible following, the Effective Time, if required by Applicable Law to do so.

ARTICLE VI
TAX MATTERS

Section 6.1	Liability for Taxes.
(a)    The Sellers shall be jointly and severally liable for, and shall each indemnify, defend and hold harmless the Purchasers from any liability for (i) Taxes of any of Sellers (and their respective Affiliates other than SHLX and its subsidiaries) and (ii) Taxes imposed on or incurred by or with respect to the Assets attributable to any taxable period ending on or prior to the Closing Date or portion thereof to the extent occurring on or prior to the Closing Date.
(b)    The Purchasers shall be jointly and severally liable for any Taxes imposed on or incurred by or with respect to the Assets attributable to any taxable period beginning after the Closing Date or portion thereof to the extent occurring after the Closing Date.
(c)    Whenever it is necessary for purposes of this Article VI to determine the amount of any Taxes imposed on or incurred by or with respect to the Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date and the allocation is not otherwise prescribed by Applicable Law or agreement in effect as of the date hereof, such amount shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Tax period.
(d)    If SHLX or any Purchaser receives a refund of any Taxes that any of the Sellers is responsible for hereunder, or if any Seller receives a refund of any Taxes that SHLX or any Purchaser is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party which has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.
(e)    For federal income tax purposes, the parties agree to report any payments with respect to Section 6.1,  Section 8.1 and Section 8.2 as an adjustment to the Consideration.

Section 6.2	Cooperation.
(a)    The parties will cooperate fully with each other regarding Tax matters and the preparation and filing of Tax Returns (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

Section 6.3	Transfer Taxes.
Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and/or fees arising out of or in connection with the transactions effected pursuant to this Agreement (each such Tax or fee, a “Transfer Tax”) shall be borne by the party on whom such obligation is primarily imposed by Applicable Law; provided, however, that SHLX shall bear any Transfer Tax for which SHLX is jointly and severally liable, and for which no other party is primarily liable, under Applicable Law. The party responsible for a Transfer Tax pursuant to this Section 6.3 shall file all necessary Tax Returns and other documentation with respect to such Transfer Tax. If required by Applicable Law, SPLC and SHLX shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall cooperate to establish eligibility for any applicable exemption from any Transfer Tax.

Section 6.4	Allocation of Consideration.
The parties will use commercially reasonable efforts to agree upon an allocation of the Consideration for the Assets for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder.

Section 6.5	Conflict.
In the event of a conflict between the provisions of this Article VI and any other provisions of this Agreement, the provisions of this Article VI shall control.
ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1	Conditions to the Obligations of the Purchasers.
The obligation of the Purchasers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by SHLX:
(a)    The representations and warranties of the Sellers set forth in (i) this Agreement ( other than the representations and warranties of the Sellers set forth in Sections 3.1, 3.2, and 3.12) shall be true and correct (without giving effect to any materiality standard or Seller Material Adverse Effect qualification, except with respect to Section 3.6(a)) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Seller Material Adverse Effect qualification, except with respect to Section 3.6(a)) as of such specified date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Seller Material Adverse Effect, and (ii) Sections 3.1, 3.2, and 3.12 shall be true and correct in all respects. The Sellers each shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller by the time of the Closing. The Sellers shall each have delivered to SHLX a certificate, dated as of the Closing Date and signed by an authorized signatory of the Seller, or of the Seller’s general partner if applicable, confirming the foregoing matters set forth in this Section 7.1(a) (respectively, the “SPLC Closing Certificate,” the “GOM Closing Certificate,” and the “Shell Chemical Closing Certificate”).

(b)    Except as otherwise provided in Section 5.3 and Section 5.5, all necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)    Except as otherwise provided in Section 5.3, all necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Section 7.1(c) of the Disclosure Letter.
(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.
(e)    Since the date of this Agreement, there shall not have occurred a Seller Material Adverse Effect.
(f)    The Sellers or their respective designees shall have delivered, or caused to be delivered, to SHLX all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the applicable provisions of, Section 2.3.

Section 7.2	Conditions to the Obligations of the Sellers.
The obligation of the Sellers to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by any of the Sellers:
(a)    The representations and warranties of the Purchasers set forth in (i) this Agreement (other than the representations and warranties in Sections 4.1, 4.2 and 4.4)shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a SHLX Material Adverse Effect and (ii) Sections 4.1, 4.2 and 4.4 shall be true and correct in all respects. The Purchasers shall each have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Purchaser, as the case may be, by the time of the Closing. SHLX shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in this Section 7.2(a) (the “SHLX Closing Certificate”).
(b)    Except as otherwise provided in Section 5.3 and Section 5.5, all necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)    Except as otherwise provided in Section 5.3, all necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.
(e)    Since the date of this Agreement, there shall not have occurred a SHLX Material Adverse Effect.
(f)    The Purchasers shall have delivered, or caused to be delivered, to the Sellers all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with, the applicable provisions of Section 2.3.
ARTICLE VIII
INDEMNIFICATION

Section 8.1	Indemnification of SHLX and the Purchasers.
Subject to the limitations set forth in this Agreement, the Sellers, jointly and severally, shall indemnify, defend and hold SHLX, its subsidiaries (including Operating, Pecten, and Sand Dollar) and their respective security holders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding the Sellers, and their respective Affiliates (the “SHLX Indemnified Parties”), harmless from and against any and all Damages suffered or incurred by any SHLX Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of a Seller in this Agreement, (b) any breach of any agreement or covenant on the part of a Seller made under this Agreement or in connection with the transactions contemplated hereby or thereby, and (c) any costs or damages arising out of the NBR Line Lease (including termination of same in accordance with Section 5.4). Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement. Further, if entitled to indemnification under this Section 8.1, the SHLX Indemnified Parties may, subject to the other limitations set forth in this Agreement, including this Article VIII, seek indemnification from any one or more of the Sellers.

Section 8.2	Indemnification of the Sellers.
Subject to the limitations set forth in this Agreement, the Purchasers, jointly and severally, shall indemnify, defend and hold the Sellers and their respective Affiliates (other than any of SHLX Indemnified Parties) and their respective securityholders, directors, officers, agents, representatives and employees (the “Seller Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Seller Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of a Purchaser in this Agreement or (b) any breach of any agreement or covenant on the part of a Purchaser made under this Agreement or in connection with the transactions contemplated hereby or thereby. Any indemnification provided pursuant to this Agreement shall not be duplicative of any indemnification provided pursuant to the Omnibus Agreement.

Section 8.3	Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is eighteen (18) months following the Closing Date, except (a) the representations and warranties of the Sellers set forth in Section 3.7 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Sellers set forth in Section 3.8 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (c) the representations and warranties of the Sellers set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), and Section 3.12 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date, and (d) the representations and warranties of the Purchasers set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and

Section 4.4 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 8.3, no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VIII or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 8.4	Indemnification Procedures.
(a)    The indemnified party hereunder agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.
(b)    The indemnifying party shall have the right following receipt of notice from the indemnified party of a proceeding for which such person may be entitled to indemnification hereunder to assume control of all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VIII, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld. Until the indemnifying party so assumes control of the defense of any such claims, the indemnified party or indemnified parties may control all aspects of the defense of any such claims.
(c)    If the indemnifying party assumes the defense of any claim in respect of which an indemnified party intends to or has asserted a claim for indemnification under this Agreement, then such indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VIII, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the indemnified party pursuant to this Section. The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VIII, provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.
(d)    In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.

Section 8.5	Direct Claim.
Any claim by an indemnified party with respect to any Damages which do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.

Section 8.6	Limitations on Indemnification.
(a)    To the extent that SHLX Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 8.1(a), the Sellers, jointly and severally, shall be liable for Damages pursuant to Section 8.1(a) only if (i) the Damages with respect to any individual claim pursuant to Section 8.1(a) exceed One Hundred Thousand Dollars ($100,000) (the “Minimum Claim Amount”) and (ii) the Damages for all claims pursuant to Section 8.1(a) exceed, in the aggregate, One Million Dollars ($1,000,000) (the “Deductible Amount”), and then the Sellers, jointly and severally, shall be liable only for Damages pursuant to Section 8.1(a) to the extent of any excess over the Deductible Amount. In no event shall the Sellers’ aggregate liability to SHLX Indemnified Parties under Section 8.1 exceed Sixty-Three Million Dollars ($63,000,000) (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Sellers’ aggregate liability to SHLX Indemnified Parties under Section 8.1 for breaches or inaccuracies of representations and warranties contained in Section 3.15 (Management Projections and Budget) shall not be subject to the Ceiling Amount but shall not exceed Three Hundred Fifteen Million Dollars ($315,000,000) and (ii) the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Title to the Assets), Section 3.7 (Taxes), Section 3.12 (Brokerage Arrangements), and Section 3.13 (Books and Records), provided, that the Sellers’ aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections described in clauses (i) and (ii) and for breaches of covenants (including indemnity obligations related to Section 5.4), shall not exceed the Consideration; and provided, further, however, that the payment and indemnification obligations of the Sellers pursuant to Article VI shall not be subject to any limitation in this Section 8.6(a) and shall be excluded from the determination of whether the maximum indemnification amount specified in the immediately preceding proviso has been reached or exceeded.
(b)    For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a SHLX Indemnified Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Seller Material Adverse Effect expressly contained in Article III (except in the case of the term “Material Contract”); provided that this Section 8.6(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.
(c)    Additionally, none of the Sellers, on the one hand, or any of the Purchasers, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to third party indemnity claims.

Section 8.7	Sole Remedy.
No party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article VI or this Article VIII (other than claims or causes of action arising from fraud or willful misconduct).

ARTICLE IX
MISCELLANEOUS

Section 9.1	Acknowledgements.
Each party acknowledges that it has relied on the representations and warranties of the other parties expressly and specifically set forth in this Agreement, including, in the case of the Purchasers, the Disclosure Letter attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 9.2	Cooperation; Further Assurances.
The Sellers and the Purchasers shall use their respective commercially reasonable efforts (a) to obtain all approvals and consents, including, if required, any approvals and consents required by the HSR Act, (b) to ensure that all of the conditions to the respective obligations of the Sellers or the Purchasers, as the case may be, contained in Section 7.1 and Section 7.2, respectively, are satisfied timely and (c) to execute and deliver all documents and instruments required by or necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement, such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

Section 9.3	Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 9.4	Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and either delivered (i) in person or by courier service requiring acknowledgment of receipt of delivery or (ii) by e-mail, with delivery deemed to have been duly given upon acknowledgment of receipt of e-mail, as follows:
If to SPLC, GOM, or Shell Chemical, addressed to:
Shell Pipeline Company LP
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Attn: Vice President-Operations
Email: greg.smith@shell.com
With a copy to: Assistant General Counsel-Downstream Americas
Email: nora.brooks@shell.com
Facsimile: (713) 241-6161
If to SHLX, Operating, Pecten, or Sand Dollar, addressed to:

Shell Midstream Partners, L.P.
c/o Shell Midstream Partners GP LLC, its general partner
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Attn: Chief Executive Officer
Email: john.hollowell@shell.com
With a copy to: General Counsel
Email: lori.muratta@shell.com
Facsimile: (713) 241-6161

Notice given by personal delivery or courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.5	Arbitration.
(a)    Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.
(b)    The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.
(c)    The seat of the arbitration shall be Houston, Texas.
(d)    The language of the arbitration shall be English.
(e)    Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Agreement. The parties to this Agreement undertake to carry out the award without delay.
(f)    All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, or any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other party / parties.
(g)    Nothing in this Section 9.5 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.
(h)    In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other party and the Tribunal is not empowered to award punitive, exemplary, moral, multiple or similar non compensatory damages.
(i)    Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.
(j)    Each party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 9.5(g) and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.

(k)    Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.

Section 9.6	Governing Law.
(a)    This Agreement shall be subject to and governed by the laws of the State of Texas. Each party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.
(b)    Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between or among the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.
(c)    Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article VIII).

Section 9.7	Public Statements.
The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

Section 9.8	Entire Agreement; Amendments and Waivers.
(a)    This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the other Transaction Documents.
(b)    No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.9	Conflicting Provisions.
This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and any of the other Transaction Documents, this Agreement shall control.

Section 9.10	Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party; provided that any of the Purchasers may assign its right to receive the Assets hereunder to a wholly-owned subsidiary without the written consent of the Sellers, provided that any such Purchaser shall not be relieved of any obligations or liabilities hereunder as a result of any such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to SHLX Indemnified Parties and the Seller Indemnified Parties contained in the indemnification provisions of Article VIII.

Section 9.11	Severability.
If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 9.12	Interpretation.
It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.13	Headings and Disclosure Letter.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letter and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Letter and such Exhibits are incorporated in the definition of “Agreement.”

Section 9.14	Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.15	Action by SHLX.
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SHLX with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given solely by the Conflicts Committee on behalf of SHLX.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
“SELLERS”

Shell Pipeline Company LP
By:    Shell Pipeline GP LLC, its general partner

By:    /s/ Kevin M. Nichols
Name:    Kevin M. Nichols
Title:    Vice President

Shell GOM Pipeline Company LLC
By: Shell Pipeline Company LP, its sole member
By: Shell Pipeline GP LLC, its general partner

By:    /s/ Kevin M. Nichols
Name:    Kevin M. Nichols
Title:    Vice President

Shell Chemical LP

By:    /s/ Nathan Jeppson
Name:    Nathan Jeppson
Title:    President

“PURCHASERS”

Shell Midstream Partners, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:    /s/ John H. Hollowell
Name:    John H. Hollowell
Title:    President and Chief Executive Officer

Shell Midstream Operating LLC
By: Shell Midstream Partners, L.P., sole Member of Shell Midstream Operating LLC

By: Shell Midstream Partners GP LLC, its General Partner

By:    /s/ John H. Hollowell
Name:    John H. Hollowell
Title:    President and Chief Executive Officer

Pecten Midstream LLC

By: Shell Midstream Operating LLC, its sole Member

By: Shell Midstream Partners, L.P., sole Member of Shell Midstream Operating LLC

By: Shell Midstream Partners GP LLC, its General Partner

By:    /s/ John H. Hollowell
Name:    John H. Hollowell
Title:    President and Chief Executive Officer

Sand Dollar Pipeline LLC
By: Shell Midstream Operating LLC, its sole Member

By: Shell Midstream Partners, L.P., sole Member of Shell Midstream Operating LLC

By: Shell Midstream Partners GP LLC, its General Partner

By:    /s/ John H. Hollowell
Name:    John H. Hollowell
Title:    President and Chief Executive Officer

Appendix A
The designated personnel for purposes of “Knowledge” in this Agreement are set forth below.
As to SPLC and GOM:

•	John Hollowell

•	Kevin Nichols

•	Humberto Orantes

•	Vincent Castro

•	Geoff Gauthier

As to Shell Chemical:

•	David Yard

•	James Kinzler

•	Nathan Jeppson

As to SHLX:

•	John Hollowell

•	Kevin Nichols

Exhibit A

Delta Pipeline System

System Map

NORCO REFINERY 155,000 BPD VIA CLOVELLY
VALERO REFINERY 46,000 BPD
NORCO REFINERY 45,000 BPD VIA DELTA 20"
IMTT 20" Lateral 0.42 Miles (Idle)
20" (Idle)
IMTT TERMINAL
IMTT METER STATION
Mississippi River
2 dredged crossings. 1 main and 1 spare
3 dredged crossings. 1 main and 2 spares
Delta 20"
AVONDALE INJECTION 8"
Delta 20" 39.39 Miles Nairn–Barataria 26.45 Miles Barataria–Norco
BARATARIA STATION
CAM 8"
16"
BP CAM LINE
Alliance 16" Lateral 2.78 Miles
ALLIANCE REFINERY 40,000 BPD
Clovelly–Norco 24" 40.07 Miles
DELTA FARMS 500 BPD
Delta–Aflak 12" 4.60 Miles
AFLAK STATION
LAFITTE GATHERING 650 BPD
Aflak–Houma 12" 37.14 Miles
HOUMA TERMINAL 40,000 BPD
DIAMOND INJECTION 4"
Delta 20"
Drilled Xing
Miss. River
NAIRN STATION
CENTURY BS51 2,000 BPD
LLOG MP46 0 BPD
Delta 20" Loop 41.26 Miles
POGO MP61A 5,000 BPD
POGO MP61 5,000
8"
8"
Delta 16" 7 Miles
EAST EMPIRE 3"
4 dredged crossings. 1–12" and 3–16" Main line is 16"
CHEVRON EMPIRE TERMINAL 100,000 BPD
OSTRICA JUNCTION
Delta 16" 26.2 Miles (Idle)
CLOVELLY CAVERNS 201,000 BPD
MP72
SPLC MP69P
PILOTTOWN JUNCTION
EXXON MP72A 600 BPD
8"
Delta 20" Loop 4.48 Miles
20"
Chevron Cypress P/L
8"
CHEVRON MP77A 40 BPD
LOUTRE JUNCTION
Spare Xing is dredged
SPLC MP69A
Pass A Loutre
Delta 16" 12.0 Miles
South Pass
Drilled Xings
BARGE (UN)LOADING
Delta 12" 8.0 Miles
Joseph's
Southwest Pass
HILCORP
North Pass
APACHE MP69 FIELD 2,000 BPD

Only active or in service Delta pipelines are in scope as listed below.
MP 69 to Nairn 20-inch line: Includes MP69A to MP69P (~4.48 miles) and MP69P to NAIRN station (~41.48 miles). MP 72 to MP 69P: 6 mile 20” pipeline that starts at MP 72 where the Odyssey line terminates.

Exhibit B

Na Kika Pipeline System

The pipeline and facilities consisting of an eighteen inch (18”) diameter oil pipeline approximately seventy-five (75) miles long with an ANSI rating of 1500# and an MAOP of 2600 psi, extending from the upstream flanges of the inlet valve to the pig launcher and the valve allowing bypass of the pig launcher located on the Na Kika platform, interconnecting piping from the pig launcher assembly to the hull piping, hull piping, spool connections between the hull piping and the flex joint, flex joint, steel catenary riser (“SCR”), and eighteen inch (18”) diameter pipeline extending from the downstream termination point of the SCR to the Main Pass 69P Platform.

Exhibit "A": NaKika Schematic

MC-474
1
LACT UNITS
SHIPPING PUMPS
ZAU-211
ZAU-212
ZAU-213
PAX-230
PAX-240
PAX-250
FROM LACT CHARGE PUMPS
KAH-290
HV-290A
HV-290C
HV-290B
P/L
PLTFM
2
3
DRY OIL TANK
HAL-315
ZAU-213
OIL RECYCLE COOLER
OIL BUY-BACK METER
P/L = Pipeline Owner
PLTFM = Platform Owner
Interconnect Facilities
1 Point of Measuremen
2 Point of Receipt
3 Oil Buy-Back Point o Measurement
18" x 75 MILES NA KIKA OIL EXPORT PIPELINE
MP-69P
LINE INTEGRITY METER
20" ODYSSEY EXPORT PIPELINE
600#
1500#
600#
1500#
SDV-510
SDV-511
SDV-512
HV-513
KAQ-500
1500#
600#
BOOSTER STATION
20" x 46 MILES DELTA PIPELINE TO NAIRN

Exhibit C

NBR Line

A 12-inch pipeline segment that is approximately 16 miles long and located near the Shell Convent Refinery and more particularly described as follows:

The pipe is located between two tie-in points that are situated near station numbers 1865+70 and 2695+98 on Norco Baton Rouge Pipeline, Alignment Sheet Numbers SD-25782 through SD-25792.

Exhibit D

RG Pipelines

Exhibit D-1

Description of Refinery Gas Pipeline – Houston Ship Channel

1.    General
The pipeline and related facilities include the 8-inch nominal diameter RG Pipeline approximately 9 miles in length that originates at (i) the outlet flange of Shell Chemical’s Valve 32 at Manchester , (ii) the outlet flange of Shell Chemical’s Valve 18 at Red Bluff Rd, (iii) outlet flange of Shell Chemical’s valves SDV-1525 and PG-29 at Starmount, and (iv) the outlet flange of Shell Chemical’s valves SDV-1525 and L-1515 at Light Company Road (the “Receipt Locations”) and terminates at the inlet flange of valve 27 (the “Delivery Location”) at the Deer Park refinery.

The route of the pipeline is captured on the map below:

The maximum allowable operating pressure of the system is 1421 psig.

1.1.    Unidirectional Custody Transfer Meter Station
A custody transfer meter station (unidirectional) at Deer Park Refinery (Shell Dock Road) is a part of the RG Pipeline. The meter station will include:

•	Ultra Sonic 8” Sick Meter

•	Rosemount Temperature transmitter

•	Rosemount Pressure transmitters

•	A dedicated OMNI flow computer to metering Skid

•	SCADA facilities

There are metering facilities upstream of Receipt Locations that are owned by Shell Chemical.

2.    Signs & Cathodic Protection

2.1.	Aerial marker signs and pipeline marker signs have been installed at road, railroad, stream or canal crossings as required by design codes and permitting authorities.

2.2.	Rectifiers that are installed for cathodic protection are included. Cathodic protection test stations have been installed at approximately one half mile intervals.

3.	Pigging Facilities and Mainline Block Valves

3.1.	Flanges and any existing launchers for pigging are included.

3.2.	Above ground mainline block valves are included as shown on the route map.

3.2.1.	Mainline block valves are flanged end, double block and bleed, expanding gate valves. Each valve setting is equipped with bypass assemblies and security fencing.

3.2.2.	Manually operated valves are equipped with gear operators.

3.2.3.	Automated valves are equipped with electric motor operators for local or remote operation. SCADA equipment includes a PLC/RTU suitable for mounting on an outdoor rack and a pipe pedestal-mounted VSAT.

Exhibit D-2

Description of Refinery Gas Pipeline – Garyville - Norco

1.	General
The pipeline and related facilities include the 12-inch nominal diameter RG Pipeline approximately 18 miles in length that originates at the outlet flange of Shell Chemical’s valve M-9 at Garyville and from the Convent-Garyville RG Pipeline (the “Receipt Locations”) and terminates at the outlet flange of valve C-32 (the “Delivery Location”) at the Norco Refinery.

The route of the pipeline is captured on the map below:

The maximum allowable operating pressure of the system is 1308 psig.

1.1    Unidirectional Custody Transfer Meter Station
A custody transfer meter station (unidirectional) at the Norco Refinery is a part of the RG Pipeline. The meter station will include:

•	Daniel Senior Orifice Meter

•	Rosemount Temperature transmitter

•	Rosemount Pressure transmitters

•	A dedicated OMNI flow computer to metering Skid

•	Rosemount Differential Pressure Transmitter

•	SCADA facilities

There are metering facilities upstream of Receipt Locations that are owned by Shell Chemical.

2.	Signs & Cathodic Protection
2.1    Aerial marker signs and pipeline marker signs have been installed at road, railroad, stream or canal crossings as required by design codes and permitting authorities.
2.2    Rectifiers that are installed for cathodic protection are included. Cathodic protection test stations have been installed at approximately one half mile intervals.

3.	Pigging Facilities and Mainline Block Valves
3.1    Flanges and any existing launchers for pigging are included.
3.2    Above ground mainline block valves are included as shown on the route map.
3.2.1    Mainline block valves are flanged end, double block and bleed, expanding gate valves. Each valve setting is equipped with bypass assemblies and security fencing.

3.2.2    Manually operated valves are equipped with gear operators.
3.2.3    Automated valves are equipped with electric motor operators for local or remote operation. SCADA equipment includes a PLC/RTU suitable for mounting on an outdoor rack and a pipe pedestal-mounted VSAT.

Exhibit D-3

Description of Refinery Gas Pipeline – Texas City

1.	General
The pipeline and related facilities include the 12-inch nominal diameter RG Pipeline approximately 35 miles in length that originates at (i) the outlet flange of Shell Chemical’s SDV-1525 and D1RB-42 valves at Loop 197 and (ii) the outlet flange of Shell Chemical’s SDV-1525 and L-2 at 14th Street (the “Receipt Locations”) and terminates at the outlet flange of valve TC-10 (the “Delivery Location”) at the Deer Park Refinery.

The route of the pipeline is captured on the map below:

The maximum allowable operating pressure of the system is 1480 psig.

1.1    Unidirectional Custody Transfer Meter Station
A custody transfer meter station (unidirectional) at the Deer Park Refinery (Deer Park Meter Site) is a part of the RG Pipeline. The meter station will include:

•	Daniel Senior Orifice Meter

•	Rosemount Temperature transmitter

•	Rosemount Pressure transmitters

•	A dedicated OMNI flow computer to metering Skid

•	Rosemount Differential Pressure Transmitter

•	SCADA facilities

There are metering facilities upstream of Receipt Locations that are owned by Shell Chemical.

2.	Signs & Cathodic Protection
2.1    Aerial marker signs and pipeline marker signs have been installed at road, railroad, stream or canal crossings as required by design codes and permitting authorities.
2.2    Rectifiers that are installed for cathodic protection are included. Cathodic protection test stations have been installed at approximately one half mile intervals.

3.	Pigging Facilities and Mainline Block Valves
3.1    Flanges and any existing launchers for pigging are included.
3.2    Above ground mainline block valves are included as shown on the route map.

3.2.1	Mainline block valves are flanged end, double block and bleed, expanding gate valves. Each valve setting is equipped with bypass assemblies and security fencing.

3.2.2	Manually operated valves are equipped with gear operators.

3.2.3	Automated valves are equipped with electric motor operators for local or remote operation. SCADA equipment includes a PLC/RTU suitable for mounting on an outdoor rack and a pipe pedestal-mounted VSAT.

Exhibit D-4

Description of Refinery Gas Pipeline – Norco Paraffinic

1.	General
The pipeline and related facilities include the 8-inch / 12-inch nominal diameter RG Pipeline approximately 18 miles in length that originates at the outlet flange of Shell Chemical’s SDV-1525 and P-10 valves at Garyville (the “Receipt Location”) and terminates at the outlet flange of valve SDV-1001 (the “Delivery Location”) at the Norco Refinery.

The route of the pipeline is captured on the map below:

The maximum allowable operating pressure of the system is 1425 psig.

1.1    Unidirectional Custody Transfer Meter Station
A custody transfer meter station (unidirectional) at the Norco Refinery (Prospect Avenue Meter Site) is a part of the RG Pipeline. The meter station will include:

•	Daniel Senior Orifice Meter

•	Rosemount Temperature transmitter

•	Rosemount Pressure transmitters

•	A dedicated OMNI flow computer to metering Skid

•	Rosemount Differential Pressure Transmitter

•	SCADA facilities

There are metering facilities upstream of Receipt Locations that are owned by Shell Chemical.

2.	Signs & Cathodic Protection
2.1    Aerial marker signs and pipeline marker signs have been installed at road, railroad, stream or canal crossings as required by design codes and permitting authorities.
2.2    Rectifiers that are installed for cathodic protection are included. Cathodic protection test stations have been installed at approximately one half mile intervals.

3.	Pigging Facilities and Mainline Block Valves
3.1    Flanges and any existing launchers for pigging are included.
3.2    Above ground mainline block valves are included as shown on the route map.
3.2.1    Mainline block valves are flanged end, double block and bleed, expanding gate valves. Each valve setting is equipped with bypass assemblies and security fencing.
3.2.2    Manually operated valves are equipped with gear operators.

3.2.3    Automated valves are equipped with electric motor operators for local or remote operation. SCADA equipment includes a PLC/RTU suitable for mounting on an outdoor rack and a pipe pedestal-mounted VSAT.

Exhibit D-5

Description of Refinery Gas Pipeline – Convent-Garyville

1.	General
The pipeline and related facilities include the 12-inch nominal diameter RG Pipeline approximately 23 miles in length that originates at the outlet flanges of Shell Chemical’s valves SD-1525 and C-35 at Convent (the “Receipt Location”) and terminates downstream of the 8” valve C-16 (the “Delivery Location”) which is the connection into the Garyville-Norco RG Pipeline.

The route of the pipeline is captured on the map below:

The Delivery Location at the Garyville site is shown below:
The maximum allowable operating pressure of the system is 1056 psig.

2.	Signs & Cathodic Protection
2.1    Aerial marker signs and pipeline marker signs have been installed at road, railroad, stream or canal crossings as required by design codes and permitting authorities.
2.2    Rectifiers that are installed for cathodic protection are included. Cathodic protection test stations have been installed at approximately one half mile intervals.

3.	Pigging Facilities and Mainline Block Valves
3.1    Flanges and any existing launchers for pigging are included.
3.2    Above ground mainline block valves are included as shown on the route map.
3.2.1    Mainline block valves are flanged end, double block and bleed, expanding gate valves. Each valve setting is equipped with bypass assemblies and security fencing.
3.2.2    Manually operated valves are equipped with gear operators.
3.2.3    Automated valves are equipped with electric motor operators for local or remote operation. SCADA equipment includes a PLC/RTU suitable for mounting on an outdoor rack and a pipe pedestal-mounted VSAT.

Hwy 61 Sorrento 6":

The 6" pipeline originates at on the south side of Hwy 61 at a rail rack facility site located 1.14 miles Southeast of the intersection of Hwy 61 and I-10. The 6" pipeline extends approximately 2.5 miles North to the Shell Sorrento Storage Facility located off of LA-3140 at a point approximately 0.5 miles East of LA-3140. The pipeline has ANSI 600# fittings and is expected to have a maximum operating pressure of 980 psi.